Execution Version

Exhibit 2.3
AMENDED AND RESTATED TAX MATTERS AGREEMENT

between

Citrix Systems, Inc.,
on behalf of itself
and the members
of the Citrix Group

and

GetGo, Inc.,
on behalf of itself
and the members
of the SpinCo Group

and

LogMeIn, Inc.,
on behalf of itself
and the members
of the LogMeIn Group

Dated as of September 13, 2016

TABLE OF CONTENTS

i

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AMENDED AND RESTATED TAX MATTERS AGREEMENT
This AMENDED AND RESTATED TAX MATTERS AGREEMENT (this “Agreement”) is entered into effective as of July 26, 2016, by and among Citrix Systems, Inc. (“Citrix”), a Delaware corporation, on behalf of itself and the members of the Citrix Group, GetGo, Inc. (“SpinCo”), a Delaware corporation, on behalf of itself and the members of the SpinCo Group, and LogMeIn, Inc. (“RMT Parent”), a Delaware corporation, on behalf of itself and the members of the LogMeIn Group (Citrix, SpinCo, and RMT Parent are sometimes collectively referred to herein as the “Parties” and, as the context requires, individually referred to herein as a “Party”).
RECITALS
WHEREAS, Citrix, acting together with its Subsidiaries, currently conducts the Citrix Business and the SpinCo Business;
WHEREAS, Citrix and SpinCo have entered into a Separation Agreement, dated as July 26, 2016 (the “Separation Agreement”) and Citrix, SpinCo, RMT Parent and Lithium Merger Sub, Inc. (“Merger Sub”) have entered into a Merger Agreement, dated as of July 26, 2016 (the “Merger Agreement”) pursuant to which the Internal Reorganization, the Contribution, the Distribution, the Merger and other related transactions will be consummated;
WHEREAS, Citrix, SpinCo and RMT Parent entered into a Tax Matters Agreement, dated as of July 26, 2016 (the “Original Agreement”);
WHEREAS, Citrix, SpinCo, RMT Parent and Merger Sub have entered into a letter agreement dated August 31, 2016 (the “August 31 Letter Agreement”) pursuant to which they agreed to amend and restate the Steps Plan in its entirety with the version attached as Exhibit A to the August 31 Letter Agreement;
WHEREAS, pursuant to the definition of “SpinCo Business” on Schedule I to the Original Agreement, RMT Parent has informed Citrix, by written notice dated September 7, 2016, that RMT Parent prefers that the SpinCo Business be the “SpinCo Business” as defined in the Separation Agreement;
WHEREAS, the Parties wish to amend and restate the Original Agreement in its entirety in the form of this Agreement;
WHEREAS, it is the intention of the Parties that the Internal Transactions, the Contribution, the Distribution, and the Merger will qualify for the Tax-Free Status;
WHEREAS, pursuant to the Tax Laws of various jurisdictions, certain members of the SpinCo Group presently file certain Tax Returns on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Internal Revenue Code of 1986, as amended (the “Code”)) with certain members of the Citrix Group; and

WHEREAS, Citrix, SpinCo, and RMT Parent desire to set forth their agreement on the rights and obligations of Citrix, SpinCo, RMT Parent and the members of the Citrix Group, the SpinCo Group, and the LogMeIn Group respectively, with respect to (A) the administration and allocation of federal, state, local, and foreign Taxes incurred in Tax Periods beginning prior to the Distribution Date, (B) Taxes resulting from the Distribution and transactions effected in connection with the Distribution, and (C) various other Tax matters;
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

Section 1.Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation Agreement:
“Action” means any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Authority or any arbitration or mediation tribunal.
“Active Trade or Business” means (i) with respect to the SpinCo SAG, the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) of the SpinCo Business as conducted immediately prior to the Distribution by the SpinCo SAG, (ii) with respect to the Foreign SpinCo SAG, the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) of the SpinCo Business relating to the Foreign SpinCo SAG as conducted immediately prior to the First Internal Distribution by the Foreign SpinCo SAG, or (iii) with respect to the Internal Domestic SpinCo SAG, the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) of the SpinCo Business relating to the Internal Domestic SpinCo SAG as conducted immediately prior to the Second Internal Distribution by the Internal Domestic SpinCo SAG.
“Adjusted Grossed-Up Basis” has the meaning set forth in Section 3.05(b) of this Agreement.
“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (i) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (ii) any claim for equitable recoupment or other offset, and (iii) any claim for refund or credit of Taxes previously paid.
“Affiliate” has the meaning set forth in the Merger Agreement.
“Agreement” means this Tax Matters Agreement.
“Aggregate Deemed Asset Disposition Price” has the meaning set forth in Section 3.05(b) of this Agreement.
“Ancillary Agreement” has the meaning set forth in the Separation Agreement; provided, however, that for purposes of this Agreement, this Agreement shall not constitute an Ancillary Agreement.
“August 31 Letter Agreement” has the meaning set forth in the recitals to this Agreement.
“Business Day” has the meaning set forth in the Merger Agreement.

“Capital Stock” means all classes or series of capital stock of a corporation, including (i) common stock, (ii) all options, warrants and other rights to acquire such capital stock and (iii) all instruments properly treated as stock in such corporation for U.S. federal Income Tax purposes.
“Citrix” has the meaning set forth in the preamble to this Agreement.
“Citrix Affiliated Group” means the affiliated group (as that term is defined in Section 1504(a) of the Code and the Treasury Regulations thereunder) of which Citrix is the common parent.
“Citrix Business” has the meaning set forth in the Separation Agreement.
“Citrix Common Stock” has the meaning set forth in the Separation Agreement.
“Citrix Equity Awards” means options, stock appreciation rights, restricted stock, stock units or other compensatory rights with respect to Citrix Common Stock that are granted by Citrix on or before the Distribution Date in connection with employee, independent contractor or director compensation or other employee benefits; provided, however, that options, stock appreciation rights, restricted stock, stock units or other rights with respect to SpinCo Common Stock or RMT Parent Common Stock issued in respect of any of the foregoing by reason of the Distribution, the Merger, or any subsequent transaction shall not be treated as Citrix Equity Awards.
“Citrix Federal Consolidated Income Tax Return” means any United States federal Income Tax Return for the Citrix Affiliated Group.
“Citrix Group” has the meaning set forth in the Separation Agreement.
“Citrix Separate Return” means any Tax Return of or including any member of the Citrix Group (including any consolidated, combined or unitary return) that does not include any member of the SpinCo Group.
“Closing of the Books Method” means the apportionment of items between portions of a Tax Period based on a closing of the books and records on the close of the Distribution Date (in the event that the Distribution Date is not the last day of the Tax Period, as if the Distribution Date were the last day of the Tax Period), subject to adjustment for items accrued on the Distribution Date that are properly allocable to the Tax Period following the Distribution, as jointly determined by Citrix and RMT Parent; provided that any items not susceptible to such apportionment shall be apportioned on the basis of elapsed days during the relevant portion of the Tax Period.
“Code” has the meaning set forth in the recitals to this Agreement.
“Contribution” means the contribution (as part of the Separation) by Citrix of all of its ownership interests in the SpinCo Assets to SpinCo in exchange for additional SpinCo Common Stock and SpinCo’s assumption of the SpinCo Liabilities.

“Controlling Party” has the meaning set forth in Section 9.02(d) of this Agreement.
“Dispute” has the meaning set forth in the Separation Agreement with respect to “Separation Agreement Dispute.”
“Distribution” has the meaning set forth in the Separation Agreement.
“Distribution Date” has the meaning set forth in the Separation Agreement.
“Distribution Effective Time” has the meaning set forth in the Separation Agreement.
“Distribution Taxes” means any and all Taxes incurred as a result of the failure of the Tax-Free Status of the Internal Transactions, the Contribution or the Distribution, including any Taxes imposed under Section 355(e) of the Code and the Treasury Regulations thereunder (or any similar provision of state, local or foreign Tax Law).
“Fifty-Percent or Greater Interest” has the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.
“Final Allocation” has the meaning set forth in Section 3.08(b) of this Agreement.
“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for any Tax Period, (i) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a state, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such Tax Period (as the case may be); (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a state, local, or foreign taxing jurisdiction; (iv) by any allowance of a refund or credit in respect of an overpayment of a Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (v) by a final settlement resulting from a treaty-based competent authority determination; or (vi) by any other final disposition, including by reason of the expiration of the applicable statute of limitations, the execution of a pre-filing agreement with the IRS or other Tax Authority, or by mutual agreement of the Parties.
“First Internal Contribution” means the election of Foreign SpinCo to be treated as a corporation for U.S. federal income tax purposes, as set forth in the Steps Plan.
“First Internal Distributing” means Citrix Finance Cayman LP, a Cayman Islands limited partnership.

“First Internal Distribution” means the distribution by First Internal Distributing of its ownership interest in Foreign SpinCo to First Internal Distributing’s shareholders as set forth in the Steps Plan.
“Foreign SpinCo” means GetGo Holdings Bermuda Limited, a Bermuda exempted company.
“Foreign SpinCo SAG” means the separate affiliated group of Foreign SpinCo, within the meaning of Section 355(b)(3)(B) of the Code.
“Governmental Authority” has the meaning set forth in the Merger Agreement.
“Group” means (a) with respect to Citrix, the Citrix Group, (b) with respect to SpinCo, the SpinCo Group, and (c) with respect to RMT Parent, the LogMeIn Group, as the context requires.
“Income Tax” means all U.S. federal, state, local and foreign income, franchise or similar Taxes imposed on (or measured by) net income or net profits, and any interest, penalties, additions to Tax or additional amounts in respect of the foregoing.
“Internal Domestic SpinCo” means GetGo Investment LLC, a Delaware limited liability company.
“Internal Domestic SpinCo SAG” means the separate affiliated group of Internal Domestic SpinCo, within the meaning of Section 355(b)(3)(B) of the Code.
“Internal Reorganization” has the meaning set forth in the Separation Agreement.
“Internal Transactions” means, collectively, the First Internal Contribution, the First Internal Distribution, the Second Internal Contribution and the Second Internal Distribution.
“IRS” means the U.S. Internal Revenue Service or any successor agency.
“Joint Return” means any Tax Return that actually includes, by election or otherwise, one or more members of the Citrix Group together with one or more members of the SpinCo Group.
“Law” has the meaning set forth in the Merger Agreement.
“LogMeIn Group” means RMT Parent and its Subsidiaries immediately prior to the Merger Effective Time and, after the Merger Effective Time, also includes the entities comprising the SpinCo Group, including any predecessors or successors thereto (other than those entities comprising the Citrix Group).
“LogMeIn Parties” means either or both of RMT Parent and SpinCo, as the context requires.

“Notified Action” shall have the meaning set forth in Section 6.04(a) of this Agreement.
“Merger” has the meaning set forth in the Separation Agreement.
“Merger Agreement” has the meaning set forth in the recitals to this Agreement.
“Merger Effective Time” has the meaning set forth in the Separation Agreement.
“Merger Sub” has the meaning set forth in the recitals to this Agreement.
“Non-Controlling Party” has the meaning set forth in Section 9.02(d) of this Agreement.
“Original Agreement” has the meaning set forth in the recitals to this Agreement.
“Parties” and “Party” have the meaning set forth in the preamble to this Agreement.
“Past Practices” has the meaning set forth in Section 3.04(a) of this Agreement.
“Payor” has the meaning set forth in Section 4.03(a) of this Agreement.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal Income Tax purposes.
“Post-Distribution Period” means any Tax Period beginning after the Distribution Date and, in the case of any Straddle Period, the portion of such Tax Period beginning on the day after the Distribution Date.
“Pre-Distribution Period” means any Tax Period ending on or before the Distribution Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Distribution Date.
“Prime Rate” has the meaning set forth in the Separation Agreement.
“Prior Group” means any group that filed or was required to file (or will file or be required to file) a Tax Return, for a Tax Period or portion thereof ending at the close of the Distribution Date, on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) that includes at least one member of the SpinCo Group.
“Privilege” means any privilege that may be asserted under applicable law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations § 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by RMT Parent management or shareholders, is a hostile acquisition, or otherwise, as a result of which any Person or any group of related Persons would (directly or indirectly) acquire, or have the right to acquire, a number of shares of Capital Stock in SpinCo or RMT Parent that would, when combined with any other changes in ownership of Capital Stock in SpinCo or RMT Parent pertinent for purposes of Section 355(e) of the Code (including the Merger), comprise fifty percent (50%) or more of (i) the value of all outstanding shares of stock of SpinCo or RMT Parent, as applicable, as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (ii) the total combined voting power of all outstanding shares of voting stock of SpinCo or RMT Parent, as applicable, as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by SpinCo or RMT Parent of a shareholder rights plan, (ii) issuances by SpinCo or RMT Parent that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations § 1.355-7(d), including such issuances net of exercise price and/or tax withholding (provided, however, that any sale of such stock in connection with a net exercise or tax withholding is not exempt under this clause (ii) unless it satisfies the requirements of Safe Harbor VII of Treasury Regulations § 1.355-7(d)), or (iii) acquisitions that satisfy Safe Harbor VII of Treasury Regulations § 1.355-7(d), or (iv) Specified Repurchases or Redemptions. For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.
“Proposed Allocation” shall have the meaning set forth in Section 3.08(b).
“Protective Section 336(e) Election” has the meaning set forth in Section 3.05(a) of this Agreement.
“Representation Letters” means the statements of facts and representations, officer’s certificates, representation letters and any other materials delivered or deliverable by Citrix, SpinCo, and RMT Parent, and any of their respective Affiliates or representatives, in connection with the rendering by Tax Advisors of the Tax Opinions.
“Required Party” has the meaning set forth in Section 4.03(a) of this Agreement.
“Responsible Party” means, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return under this Agreement.

“Retention Date” has the meaning set forth in Section 8.01 of this Agreement.
“RMT Parent” has the meaning set forth in the preamble to this Agreement.
“RMT Parent Common Stock” has the meaning given the term “Parent Common Stock” in the Merger Agreement.
“RMT Parent Representation Letters” has the meaning set forth in Section 6.01(b) of this Agreement.
“Ruling” has the meaning set forth in Section 6.02(b) of this Agreement.
“Second Internal Contribution” means the election of Internal Domestic SpinCo to be treated as a corporation for U.S. federal income tax purposes, as set forth in the Steps Plan.
“Second Internal Distributing” means Peninsula Investment Corp., a Delaware corporation.
“Second Internal Distribution” means the distribution by Second Internal Distributing of its ownership interest in Internal Domestic SpinCo to Citrix as set forth in the Steps Plan.
“Section 336(e) Allocation Statement” has the meaning set forth in Section 3.05(b) of this Agreement.
“Section 336(e) Tax Benefit Percentage” means, with respect to any Distribution Taxes and Tax-Related Losses, the percentage equal to one hundred percent (100%) minus the percentage of such Distribution Taxes and Tax-Related Losses for which Citrix is entitled to indemnification under this Agreement.
“Separation” has the meaning set forth in the Separation Agreement.
“Separation Agreement” has the meaning set forth in the recitals to this Agreement.
“Specified Repurchases or Redemptions” means repurchases or redemptions by RMT Parent that satisfy the following criteria: (i) the repurchase or redemption is motivated by a non-tax business purpose, (ii) the stock to be repurchased or redeemed is widely held, (iii) the repurchase or redemption is made in the open market, (iv) the repurchase or redemption is not motivated to any extent by a desire to increase or decrease the ownership percentage of any particular shareholder or group of shareholders, and (v) RMT Parent will not know the identity of any shareholder from which its stock is redeemed or repurchased; provided that, no repurchase or redemption will be considered a Specified Repurchase or Redemption if at the time of the repurchase or redemption any shareholder of RMT Parent was either (A) a controlling shareholder (within the meaning of Treasury Regulations Section 1.355-7(h)(3)), (B) a ten-percent shareholder (within the meaning of Treasury Regulations Section 1.355-7(h)(14)) or (C) a member of a controlled group of corporations within the meaning of Section 1563 of the Code of which RMT Parent is a member.

“SpinCo” has the meaning provided in the preamble to this Agreement.
“SpinCo Assets” has the meaning set forth in the Separation Agreement.
“SpinCo Business” has the meaning set forth in the Separation Agreement.
“SpinCo Carryback” means any net operating loss, net capital loss, excess Tax credit, or other similar Tax item of any member of the SpinCo Group which may or must be carried from one Tax Period to another prior Tax Period under the Code or other applicable Tax Law.
“SpinCo Common Stock” has the meaning set forth in the Separation Agreement.
“SpinCo Entity” means an entity which will be a member of the SpinCo Group immediately after the Distribution.
“SpinCo Group” has the meaning set forth in the Separation Agreement.
“SpinCo Liabilities” has the meaning set forth in the Separation Agreement.
“SpinCo SAG” means the separate affiliated group of SpinCo, within the meaning of Section 355(b)(3)(B) of the Code.
“SpinCo Separate Return” means any Tax Return of or including any member of the SpinCo Group (including any consolidated, combined or unitary return) that does not include any member of the Citrix Group.
“SpinCo Representation Letters” has the meaning set forth in Section 6.01(a) of this Agreement.
“Steps Plan” has the meaning set forth in the Separation Agreement, as amended and restated by the August 31 Letter Agreement, and as may be further amended, modified or restated from time to time.
“Straddle Period” means any Tax Period that begins before and ends after the Distribution Date.
“Subsidiary” has the meaning set forth in the Merger Agreement.
“Substantial Authority” has the meaning set forth in Section 3.04(a) of this Agreement.
“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, value added, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, escheat, alternative minimum, universal service fund, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), imposed by any Governmental Authority or political subdivision thereof, and any interest, penalty, additions to tax or additional amounts in respect of the foregoing.

“Tax Advisor” means a Tax counsel or accountant, in each case of recognized national standing.
“Tax Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign Tax credit (including credits of a foreign company under Section 902 of the Code), excess charitable contribution, general business credit, research and development credit, earnings and profits, basis, or any other Tax Item that could reduce a Tax or create a Tax Benefit.
“Tax Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.
“Tax Benefit” means any refund, credit, or other item that causes reduction in otherwise required liability for Taxes.
“Tax Contest” means an audit, review, examination, contest, litigation, investigation or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).
“Tax-Free Status” means the qualification of (i) the Contribution and the Distribution, taken together, as a reorganization described in Section 368(a)(1)(D) of the Code and of each of Citrix and SpinCo as a “party to a reorganization” within the meaning of Section 368(b) of the Code, (ii) the Distribution, as such, as a distribution of the SpinCo Common Stock to Citrix’s shareholders pursuant to Section 355 of the Code, and as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code, (iii) the Merger as not causing Section 355(e) of the Code to apply to the Distribution, (iv) the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and of each of RMT Parent, Merger Sub and SpinCo as a “party to a reorganization” within the meaning of Section 368(b) of the Code, (v) the First Internal Contribution and the First Internal Distribution, taken together, as a reorganization described in Section 368(a)(1)(D) of the Code and of each of First Internal Distributing and Foreign SpinCo as a “party to a reorganization” within the meaning of Section 368(b) of the Code, (vi) the First Internal Distribution, as such, as a distribution by First Internal Distributing of its ownership interest in Foreign SpinCo to First Internal Distributing’s shareholders pursuant to Section 355 of the Code, (vii) the Second Internal Contribution and the Second Internal Distribution, taken together, as a reorganization described in Section 368(a)(1)(D) of the Code and of each of Second Internal Distributing and Internal Domestic SpinCo as a “party to a reorganization” within the meaning of Section 368(b) of the Code and (viii) the Second Internal Distribution, as such, as a distribution by Second Internal Distributing of its ownership interest in Internal Domestic SpinCo to Citrix pursuant to Section 355 of the Code; provided, however, that the foregoing clauses (v) through (viii) shall apply and be included in the definition of Tax-Free Status only if Citrix has received a Tax Opinion at a comfort level of “more likely than not” or higher with respect to each such qualification. Such term does not include, in the case of the Citrix Group or the SpinCo Group, any intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.

“Tax Item” means, with respect to any Income Tax, any item of income, gain, loss, deduction, or credit.
“Tax Law” means the Law of any Governmental Authority or political subdivision thereof relating to any Tax.
“Tax Materials” has the meaning set forth in Section 6.01(c) of this Agreement.
“Tax Opinions” means any opinions of Tax Advisors deliverable to Citrix, SpinCo or RMT Parent in connection with the Internal Transactions, the Contribution, the Distribution or the Merger.
“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.
“Tax Records” means any (i) Tax Returns, (ii) Tax Return workpapers, (iii) documentation relating to any Tax Contests, and (iv) any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority, in each case filed with respect to or otherwise relating to Taxes.
“Tax-Related Losses” means, with respect to Taxes resulting from the failure of the Internal Transactions, the Contribution and the Distribution to have Tax-Free Status, (i) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes; and (ii) all costs, expenses and damages associated with shareholder litigation or controversies and any amount paid by Citrix (or any Citrix Affiliate) or the LogMeIn Parties (or any of their respective Affiliates) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority.
“Tax Return” or “Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax Law with respect to Taxes, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.
“Third Party” means any Person other than the Parties or any of their respective Subsidiaries.
“Transfer Taxes” means all sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes imposed in connection with the Internal Reorganization, the Contribution, or the Distribution (excluding in each case, for the avoidance of doubt, any Income Taxes).

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.
“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, which Tax Advisor is reasonably acceptable to Citrix, on which Citrix may rely to the effect that a transaction will not adversely affect the Tax-Free Status. Any such opinion to the effect that a transaction will not affect the Tax-Free Status must assume that the Internal Transactions, the Contribution, the Distribution and the Merger would have qualified for Tax-Free Status if the transaction in question did not occur.
Section 2.    Allocation of Tax Liabilities and Tax-Related Losses.
Section 2.01    General Rule.
(a)    Citrix Liability. Except with respect to Taxes and Tax-Related Losses described in Section 2.01(b), Citrix shall be liable for, and shall indemnify and hold harmless the SpinCo Group and the LogMeIn Group from and against any liability for:
(i)    Taxes which are allocated to Citrix under this Section 2;
(ii)    any Tax resulting from a breach of any of Citrix’s covenants in this Agreement, the Separation Agreement, the Merger Agreement or any Ancillary Agreement;
(iii)    Distribution Taxes and Tax-Related Losses that are not allocated to the LogMeIn Parties pursuant to Section 6.05;
(iv)    Taxes (other than Distribution Taxes) for any Pre-Distribution Period resulting from, attributable to or arising in connection with the Internal Reorganization;
(v)    Taxes resulting from any (A) gain recognized under Treasury Regulations § 1.1502-19(b) in connection with an excess loss account with respect to the stock of SpinCo or any member of the SpinCo Group at the time of the Distribution, (B) net deferred gains taken into account under Treasury Regulations § 1.1502-13(d) associated with deferred intercompany transactions between a SpinCo Group member and a Citrix Group member, and (C) gains described in clause (A) or (B) that are imposed under similar state, local or foreign Law;
(vi)    Taxes imposed on SpinCo or any member of the SpinCo Group pursuant to the provisions of Treasury Regulations § 1.1502-6 (or similar provisions of state, local, or foreign Tax Law) as a result of any such member being or having been a member of a Prior Group; and
(vii)    any Taxes resulting from a member of the LogMeIn Group recognizing additional income under Section 951 of the Code in connection with a non-ordinary course transaction undertaken by either (A) SpinCo or a member of the SpinCo Group prior to the Distribution Effective Time, or (B) Citrix or a member of the Citrix Group at any time.
(b)    SpinCo and RMT Parent Liability. The LogMeIn Parties shall be liable for, and shall jointly and severally indemnify and hold harmless the Citrix Group from and against any liability for:
(i)    Taxes which are allocated to SpinCo or to RMT Parent under this Section 2;
(ii)    any Tax resulting from a breach of any of the LogMeIn Parties’ covenants in this Agreement, the Separation Agreement, the Merger Agreement or any Ancillary Agreement;
(iii)    any Distribution Taxes and Tax-Related Losses which are allocated to the LogMeIn Parties under Section 6.05; and
(iv)    any Taxes resulting from a member of the Citrix Group recognizing additional income under Section 951 of the Code in connection with a non-ordinary course transaction undertaken by either or both of the LogMeIn Parties or any other member of the LogMeIn Group following the Distribution Effective Time.
Section 2.02    General Allocation Principles. Except as otherwise provided in this Section 2 or in Section 6.05, all Taxes shall be allocated as follows:
(a)    Allocation of Taxes for Joint Returns. Citrix shall be responsible for all Taxes reported, or required to be reported, on any Joint Return that any member of the Citrix Group files or is required to file under the Code or other applicable Tax Law; provided, however, that to the extent any such Joint Return includes any Tax Item attributable to any member of the SpinCo Group or to the SpinCo Business for any Post-Distribution Period, SpinCo shall be responsible for all Taxes attributable to such Tax Items, computed in a manner reasonably agreed by Citrix and RMT Parent.
(b)    Allocation of Taxes for Separate Returns.
(i)    Citrix shall be responsible for all Taxes reported, or required to be reported, on (x) a Citrix Separate Return or (y) a SpinCo Separate Return with respect to a Pre-Distribution Period, in each case including any increase in such Tax as a result of a Final Determination.
(ii)    SpinCo shall be responsible for all Taxes reported, or required to be reported, on a SpinCo Separate Return with respect to a Post-Distribution Period, including any increase in such Tax as a result of a Final Determination.
(c)    Taxes Not Reported on Returns.
(i)    Citrix shall be responsible for any Tax attributable to any member of the Citrix Group or to the Citrix Business that is not required to be reported on a Tax Return.
(ii)    Any Tax attributable to any member of the SpinCo Group or to the SpinCo Business that is not required to be reported on a Tax Return shall be allocated (x) to Citrix, if with respect to a Pre-Distribution Period, and (y) to SpinCo, if with respect to a Post-Distribution Period.
Section 2.03    Allocation Conventions.
(a)    All Taxes allocated pursuant to Section 2.02 shall be allocated in accordance with the Closing of the Books Method; provided, however, that if applicable Tax Law does not permit a SpinCo Group member to close its Tax Period on the Distribution Date, the Tax attributable to the operations of the members of the SpinCo Group for any Pre-Distribution Period shall be the Tax computed using the Closing of the Books Method; provided further, that any and all Taxes reported, or required to be reported, on a SpinCo Separate Return, or a Tax Return of a member of the LogMeIn Group to the extent attributable to a member of the SpinCo Group, under Section 951(a) of the Code that, in either case, are attributable to items recognized for a Pre-Distribution Period (determined as though the Tax Period of each controlled foreign corporation (within the meaning of Section 957(a) of the Code) giving rise to such items ended on the Distribution Date) shall be allocated to Citrix, and that any such Taxes that, in either case, are attributable to items recognized for a Post-Distribution Period (determined as though the Tax Period of each controlled foreign corporation (within the meaning of Section 957(a) of the Code) giving rise to such items ended on the Distribution Date) shall be allocated to SpinCo;
(b)    Any Tax Item of SpinCo, RMT Parent, or any member of their respective Groups arising from a transaction engaged in outside of the ordinary course of business on the Distribution Date after the Distribution Effective Time shall be properly allocable to SpinCo and any such transaction by or with respect to SpinCo, RMT Parent, or any member of their respective Groups occurring after the Distribution Effective Time (including the Merger) shall be treated for all Tax purposes (to the extent permitted by applicable Tax Law) as occurring at the beginning of the day following the Distribution Date in accordance with the principles of Treasury Regulation § 1.1502-76(b).
Section 2.04    Transfer Taxes. Any Transfer Taxes attributable to the Internal Reorganization or the Contribution, including, for the avoidance of doubt, any such Taxes that are triggered as a result of the Distribution, shall be allocated solely to Citrix. RMT Parent and Citrix shall each be responsible for fifty percent (50%) of any Transfer Taxes not allocated to Citrix pursuant to the preceding sentence.
Section 3.    Preparation and Filing of Tax Returns.
Section 3.01    Joint Returns.
(a)    Citrix shall prepare and file, or to cause to be prepared and filed, all Joint Returns, and each member of the SpinCo Group to which any such Joint Return relates shall execute and file such consents, elections and other documents as Citrix may determine, after consulting with RMT Parent in good faith, are required or appropriate, or otherwise requested by Citrix (unless such an election would be binding on any member of the LogMeIn Group for any Tax Period beginning on or after the Distribution) in connection with the filing of such Joint Return.
(b)    The Parties and their respective Affiliates shall elect to close the Tax Period of each SpinCo Group member on the Distribution Date, to the extent permitted by applicable Tax Law.
Section 3.02    SpinCo Separate Tax Returns
(a)    Tax Returns to be Prepared by Citrix. Citrix shall prepare (or cause to be prepared) and, to the extent permitted by applicable Tax Law, file (or cause to be filed) all SpinCo Separate Returns that relate solely to any Pre-Distribution Period (which, for the avoidance of doubt, does not include any Straddle Period); provided, however, that with respect to any such Tax Return that is prepared by Citrix but required to be filed by a member of the LogMeIn Group under applicable Tax Law, Citrix shall provide such Tax Returns to RMT Parent at least 5 (five) Business Days prior to the due date for filing such Tax Returns (taking into account any applicable extension periods) with the amount of any Taxes shown as due thereon, and RMT Parent shall execute and file (or cause to be executed and filed) such Tax Returns.
(b)    Tax Returns to be Prepared by RMT Parent. RMT Parent shall prepare and file (or cause to be prepared and filed) all SpinCo Separate Returns that are not described in Section 3.02(a).
Section 3.03    Tax Returns for Transfer Taxes. Notwithstanding Section 3.01 and Section 3.02, Tax Returns relating to Transfer Taxes shall be prepared and filed when due (including extensions) by the Person obligated to file such Tax Returns under applicable Tax Law. The Parties shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Section 7 with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Section 7.

Section 3.04    Tax Reporting Practices.
(a)    General Rule. Except as provided in Section 3.04(b), Citrix shall prepare any Tax Return which it has the obligation and right to prepare and file, or cause to be prepared and filed, under this Section 3 in accordance with past practices, permissible accounting methods, elections or conventions (“Past Practices”) used by the members of the Citrix Group and the members of the SpinCo Group prior to the Distribution Date with respect to such Tax Return, and to the extent any items, methods or positions are not covered by Past Practices, then Citrix shall prepare such Tax Return in accordance with reasonable Tax accounting practices selected by Citrix. With respect to any Straddle Period Tax Return that RMT Parent has the obligation and right to prepare, or cause to be prepared, under this Section 3, such Tax Return shall be prepared in accordance with Past Practices used by the members of the Citrix Group and the members of the SpinCo Group prior to the Distribution Date with respect to such Tax Return (unless the Parties jointly determine that there is not at least “substantial authority,” within the meaning of Section 6662(d)(2)(B)(i) of the Code (or any corresponding or similar provision of state, local or foreign Law) (“Substantial Authority”), for the use of such Past Practices); provided, however, that, to the extent any items, methods or positions are not covered by Past Practices (or in the event the Parties jointly determine that there is not Substantial Authority for the use of such Past Practices), such Tax Return shall be prepared in accordance with reasonable Tax accounting practices selected by RMT Parent.
(b)    Consistency with Tax-Free Status.
(i)    The Parties shall report the Internal Reorganization in the manner determined by Citrix; provided that Citrix communicates its treatment of the Internal Reorganization to RMT Parent, determined after considering in good faith any reasonable comments received in writing from RMT Parent relating thereto, no fewer than thirty (30) days prior to the due date (taking into account any applicable extensions) for filing an applicable Tax Return that reflects the Internal Reorganization; provided further that the Parties shall report the Internal Transactions consistent with the treatment thereof in a Tax Opinion if such Tax Opinion is at a comfort level of “more likely than not” or higher, in each case unless, and then only to the extent, an alternative position is required pursuant to a Final Determination.
(ii)    The Parties shall report the Contribution, the Distribution and the Merger consistent with the treatment thereof in the Tax Opinions, taking into account the jurisdiction in which such Tax Returns are filed, unless, and then only to the extent, an alternative position is required pursuant to a Final Determination.
(c)    SpinCo Separate Returns and Joint Returns.
(i)    With respect to any SpinCo Separate Return or Joint Return for which Citrix is responsible for preparing pursuant to this Agreement, to the extent that the positions taken on such Tax Return would reasonably be expected to materially adversely affect the Tax position of any member of the LogMeIn

Group, Citrix shall submit a draft of the portion of such Tax Return that relates solely to the business of any SpinCo Group member to RMT Parent at least thirty (30) days prior to the due date for the filing of such Tax Return (taking into account any applicable extensions), and RMT Parent shall have the right to review such portion of such Tax Return, and to submit to Citrix any reasonable changes to such portion of such Tax Return no later than fifteen (15) days prior to the due date for the filing of such Tax Return; provided, however, that nothing herein shall prevent Citrix from timely filing (or causing to be timely filed) such Tax Return. The Parties agree to consult and to attempt to resolve in good faith any issues arising as a result of the review of any such Tax Return.
(ii)    With respect to any SpinCo Separate Return for a Straddle Period, that RMT Parent is responsible for preparing pursuant to this Agreement, RMT Parent shall submit a draft of such Tax Return to Citrix at least thirty (30) days prior to the due date for the filing of such Tax Return (taking into account any applicable extensions), and Citrix shall have the right to review such Tax Return, and to submit to RMT Parent any reasonable changes to such Tax Return no later than fifteen (15) days prior to the due date for the filing of such Tax Return; provided, however, that nothing herein shall prevent RMT Parent from timely filing (or causing to be timely filed) such Tax Return. The Parties agree to consult and to attempt to resolve in good faith any issues arising as a result of the review of any such Tax Return.
Section 3.05    Protective Section 336(e) Election.
(a)    The Parties hereby agree to make a timely protective election under Section 336(e) of the Code and Treasury Regulations § 1.336-2(j) (and any similar provision of applicable state or local Tax Law) for each member of the SpinCo Group that is a domestic corporation for U.S. federal Income Tax purposes with respect to the Distribution (the “Protective Section 336(e) Election”) in accordance with Treasury Regulations § 1.336-2(h). For the avoidance of doubt, (i) this Section 3.05(a) is intended to constitute a written, binding agreement to make the Protective Section 336(e) Election within the meaning of Treasury Regulations § 1.336-2(h)(1)(i), and (ii) it is intended that the Protective Section 336(e) Election will have no effect unless, pursuant to a Final Determination, the Distribution is treated as a “qualified stock disposition” within the meaning of Treasury Regulations § 1.336-1(b)(6).
(b)    Cooperation and Reporting. Citrix and the LogMeIn Parties shall cooperate in making the Protective Section 336(e) Election, including filing any statements, amending any Tax Returns or undertaking such other actions reasonably necessary to carry out the Protective Section 336(e) Election. Citrix and RMT Parent shall jointly determine the “Aggregate Deemed Asset Disposition Price” and the “Adjusted Grossed-Up Basis” (each as defined under applicable Treasury Regulations) and the allocation of such Aggregate Deemed Asset Disposition Price and Adjusted Grossed-Up Basis among the disposition date assets of SpinCo and its Subsidiaries, each in accordance with the applicable provisions of Section 336(e) of the Code and applicable Treasury Regulations (the “Section 336(e) Allocation Statement”). To the extent the Protective Section 336(e) Election becomes effective, each Party agrees not to take any position (and to cause each of its Affiliates not to take any position) that is inconsistent with the Protective Section 336(e) Election, including the Section 336(e) Allocation Statement, on any Tax Return, in connection with any Tax Contest or for any other Tax purposes (in each case, excluding any position taken for financial accounting purposes), except as may be required by a Final Determination.
(c)    Tax Benefit Payment by RMT Parent. In the event that the Contribution and/or the Distribution fail to qualify for Tax-Free Status and Citrix is not entitled to indemnification for one hundred percent (100%) of any Distribution Taxes and Tax-Related Losses arising from such failure, Citrix shall be entitled to quarterly payments from RMT Parent equal to the Section 336(e) Tax Benefit Percentage of the actual Tax savings if, as and when realized by the LogMeIn Group arising from the step up in Tax basis (including, for the avoidance of doubt, any such step up attributable to payments made pursuant to this Section 3.05(c)) resulting from the Protective Section 336(e) Election, determined on a “with and without” basis (treating any deductions or amortization attributable to the step up in Tax basis resulting from the Protective 336(e) Election, or any other recovery of such step up, as the last items claimed for any taxable year, including after the utilization of any available net operating loss carryforwards); provided, however, that such payments: (i) shall be reduced by all reasonable costs incurred by any member of the LogMeIn Group to amend any Tax Returns or other governmental filings related to such Protective Section 336(e) Election; and (ii) shall not exceed the lesser of (A) the amount of any Distribution Taxes and Tax-Related Losses incurred by Citrix (not taking into account this Section 3.05(c)) as a result of such failure for which Citrix is not entitled to indemnification under this Agreement and (B) the amount of any Distribution Taxes and Tax-Related Losses that Citrix would have incurred for which Citrix would not have been entitled to indemnification under this Agreement if this Section 3.05 had not existed and no Protective Section 336(e) Election had been made.
Section 3.06    Consolidated or Combined Tax Returns. SpinCo will elect and join, and will cause its respective Affiliates to elect and join, in filing any Joint Returns that Citrix determines are required to be filed or that Citrix elects to file, in each case pursuant to Section 3.01(a) and subject to the limitations therein.
Section 3.07    SpinCo Carrybacks and Claims for Refund.
(a)    The LogMeIn Parties hereby agree that, unless Citrix consents in writing (which consent may not be unreasonably withheld, conditioned, or delayed) or as required by Law, (i) no SpinCo Entity (nor its successors) shall file any Adjustment Request with respect to any Tax Return for a Pre-Distribution Period or Straddle Period and (ii) any available elections to waive the right to claim in any Pre-Distribution Period with respect to any Tax Return any SpinCo Carryback arising in a Post-Distribution Period shall be made, and no affirmative election shall be made to claim any such SpinCo Carryback. In the event that SpinCo (or the appropriate member of the SpinCo Group) is prohibited by applicable Law from waiving or otherwise forgoing a SpinCo Carryback or Citrix consents to a SpinCo Carryback (which consent may not be unreasonably withheld, conditioned, or delayed), Citrix shall cooperate with SpinCo, at SpinCo’s expense, in seeking from the appropriate Tax Authority such Tax Benefit as reasonably would result from such SpinCo Carryback, to the extent that such Tax Benefit is directly attributable to such SpinCo Carryback, and shall pay over to SpinCo the amount of such Tax Benefit within ten (10) days after such Tax Benefit is recognized; provided, however, that SpinCo shall indemnify and hold the members of the Citrix Group harmless from and against any and all collateral Tax consequences resulting from or caused by any such SpinCo Carryback, including, without limitation, the loss or postponement of any benefit from the use of Tax Attributes generated by a member of the Citrix Group if (i) such Tax Attributes expire unused, but would have been utilized but for such SpinCo Carryback, or (ii) the use of such Tax Attributes is postponed to a later Tax Period than the Tax Period in which such Tax Attributes would have been used but for such SpinCo Carryback.
(b)    Citrix hereby agrees that, unless RMT Parent consents in writing (which consent may not be unreasonably withheld, conditioned, or delayed) or as required by Law, no member of the Citrix Group shall file any Adjustment Request with respect to any Tax Return for a SpinCo Entity if the result could reasonably be expected to change the Tax liability of any member of the LogMeIn Group for any Tax Period.
Section 3.08    Apportionment of Tax Attributes.
(a)     Tax Attributes arising in a Pre-Distribution Period will be allocated to (and the benefits and burdens of such Tax Attributes will inure to) the members of the Citrix Group and the members of the SpinCo Group in accordance with the Code, Treasury Regulations, and any other applicable Tax Law, and, in the absence of controlling legal authority or unless otherwise provided under this Agreement, Tax Attributes shall be allocated to the legal entity that created such Tax Attributes.
(b)    On or before the first anniversary of the Distribution Date, Citrix shall deliver to RMT Parent its determination in writing of the portion, if any, of any earnings and profits, Tax Attributes, overall foreign loss or other affiliated, consolidated, combined, unitary, fiscal unity or other group basis Tax Attribute which is allocated or apportioned to the members of the SpinCo Group under applicable Tax Law and this Agreement (“Proposed Allocation”). RMT Parent shall have sixty (60) days to review the Proposed Allocation and provide Citrix any comments with respect thereto. If RMT Parent either provides no comments or provides comments to which Citrix agrees in writing, such resulting determination will become final (“Final Allocation”). If RMT Parent provides comments to the Proposed Allocation and Citrix does not agree, the Final Allocation will be determined in accordance with Section 13. All members of the Citrix Group and LogMeIn Group shall prepare all Tax Returns in accordance the Final Allocation. In the event of an adjustment to the earnings and profits, any Tax Attributes, overall foreign loss or other affiliated, consolidated, combined, unitary, fiscal unity or other group basis attribute, Citrix shall promptly notify RMT Parent in writing of such adjustment. For the avoidance of doubt, Citrix shall not be liable to any member of the LogMeIn Group for any failure of any determination under this Section 3.08(b) to be accurate under applicable Tax Law; provided such determination was made in good faith.
(c)    Except as otherwise provided herein, to the extent that the amount of any Tax Attribute is later reduced or increased by a Tax Authority or Tax Proceeding, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to Section 3.08(a), as agreed by the Parties.
Section 3.09    Citrix Equity Awards. To the extent permitted by applicable Tax Law, Income Tax deductions with respect to the exercise, vesting or settlement after the Distribution Date of Citrix Equity Awards (including Citrix Equity Awards held by any current or former director, officer, employee or consultant of the LogMeIn Group) shall be claimed solely by Citrix; provided, however, that if Citrix is not permitted under applicable Tax Law to claim Income Tax deductions with respect to the exercise, vesting or settlement after the Distribution Date of Citrix Equity Awards held by any current or former director, officer, employee or consultant of the LogMeIn Group, SpinCo or RMT Parent or one of their respective Affiliates, as applicable, shall claim such Income Tax deductions and promptly pay Citrix an amount equal to the Tax Benefit realized or reasonably expected to be realized within the current Tax Period attributable to such Income Tax deductions. Citrix shall (i) satisfy, or cause to be satisfied, all applicable Tax reporting obligations of any member of the Citrix Group or the LogMeIn Group with respect to the exercise, vesting or settlement after the Distribution Date of Citrix Equity Awards, and (ii) satisfy, or cause to be satisfied, all liabilities for Taxes of any member of the Citrix Group or the LogMeIn Group imposed in connection with the exercise, vesting or settlement after the Distribution Date of Citrix Equity Awards (including the employer portion of any employment Taxes).
Section 4.    Tax Payments.
Section 4.01    Taxes Shown on Returns. Citrix shall pay (or cause to be paid) to the proper Tax Authority (or to RMT Parent with respect to any SpinCo Separate Return prepared by Citrix but required to be filed by a member of the LogMeIn Group under applicable Tax Law) the Tax shown as due on any Tax Return that a member of the Citrix Group is responsible for preparing under Section 3, and RMT Parent shall pay (or cause to be paid) to the proper Tax Authority the Tax shown as due on any Tax Return that a member of the LogMeIn Group is responsible for preparing under Section 3. In the case of any Tax Return required to be filed by a member of the LogMeIn Group under applicable Tax Law for which Citrix is liable for the amount due under such Tax Return pursuant to this Agreement, Citrix shall pay over to RMT Parent the Tax shown as due on such Tax Return no later than five (5) days before the due date for the payment of such amount to the applicable Tax Authority.
Section 4.02    Adjustments Resulting in Underpayments. In the case of any adjustment pursuant to a Final Determination with respect to any Tax, the Party to which such Tax is allocated pursuant to this Agreement shall pay to the applicable Tax Authority when due any additional Tax required to be paid as a result of such adjustment.
Section 4.03    Indemnification Payments.
(a)    Except as otherwise provided in Section 4.01 with respect to SpinCo Separate Returns prepared by Citrix but required to be filed by a member of the LogMeIn Group under applicable Tax Law or as provided in Section 6.05(b), if any Party (the “Payor”) is required under applicable Tax Law to pay to a Tax Authority a Tax that another Party (the “Required Party”) is liable for under this Agreement, the Required Party shall reimburse the Payor within twenty (20) Business Days of delivery by the Payor to the Required Party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. The reimbursement shall include interest on the Tax payment computed at the Prime Rate based on the number of days from the date of the Payor’s payment to the Tax Authority to the date of reimbursement by the Required Party under this Section 4.03. Except as otherwise provided in the following sentence, the Required Party shall also pay to the Payor any reasonable costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses) within 5 (five) days after the Payor’s written demand therefor. If and to the extent any Distribution Taxes are determined regarding the failure of the Tax-Free Status of the Internal Transactions, the Contribution or the Distribution, the Party allocated responsibility for Tax-Related Losses associated with such Distribution Taxes under Section 2.01 shall pay such Tax-Related Losses to Citrix (if such responsible Party is RMT Parent) or RMT Parent (if such responsible Party is Citrix) within 5 (five) days after written demand therefor.
(b)    All indemnification payments under this Agreement shall be made by Citrix directly to RMT Parent and by RMT Parent directly to Citrix; provided, however, that if the Parties mutually agree with respect to any such indemnification payment, any member of the Citrix Group, on the one hand, may make such indemnification payment to any member of the LogMeIn Group, on the other hand, and vice versa. All indemnification payments under this Agreement shall be treated in the manner described in Section 12.
Section 5.    Tax Refunds. Citrix shall be entitled (subject to the limitations provided in Section 3.07) to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which Citrix is liable hereunder, and RMT Parent shall be entitled (subject to the limitations provided in Section 3.07) to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which the LogMeIn Parties are liable hereunder. A Party receiving a refund to which another Party is entitled hereunder shall pay over such refund to such other Party within twenty (20) Business Days after such refund is received (together with interest computed at the Prime Rate based on the number of days from the date the refund was received to the date the refund was paid over).
Section 6.    Tax-Free Status.
Section 6.01    Representations and Warranties
(a)    Spinco. SpinCo hereby represents and warrants or covenants and agrees, as appropriate, that the facts presented and the representations made in the Representation Letters from SpinCo addressed to the Tax Advisors supporting the Tax Opinions (collectively, the “SpinCo Representation Letters”), to the extent that such facts and representations (A) are descriptive of the SpinCo Group (including the business purposes for the Distribution) to the extent they relate to the SpinCo Group and the plans, proposals, intentions and policies of the SpinCo Group after the Distribution Effective Time, and (B) relate to the actions or non-actions of the SpinCo Group to be taken (or not taken, as the case may be) after the Distribution Effective Time, are, or will be from the time presented or made through and including the Distribution Effective Time (and thereafter as relevant) true, correct and complete in all respects, provided that, notwithstanding anything to the contrary in this Agreement, Citrix rather than SpinCo shall be responsible for the accuracy of any such representation, warranty or covenant at the time presented or made (and, if applicable, through and including the Distribution Effective Time).
(b)    RMT Parent. RMT Parent hereby represents and warrants or covenants and agrees, as appropriate, that the facts presented and the representations made in the Representation Letters from RMT Parent addressed to the Tax Advisors supporting the Tax Opinions (collectively, the “RMT Parent Representation Letters”), to the extent descriptive of the LogMeIn Group at any time (including the plans, proposals, intentions and policies of the LogMeIn Group at any time), are, or will be at the time presented or made (and, if applicable, through and including the Distribution Effective Time and thereafter as relevant), true, correct and complete in all respects.
(c)    Citrix. Citrix hereby represents and warrants or covenants and agrees, as appropriate, that (i) it has delivered complete and accurate copies of (A) the Tax Opinions, (B) the Representation Letters from Citrix addressed to the Tax Advisors supporting the Tax Opinions and (C) any other materials delivered or deliverable by Citrix in connection with the rendering by the Tax Advisors of the Tax Opinions (all of the foregoing, collectively, the “Tax Materials”) to SpinCo and RMT Parent and (ii) the facts presented and the representations made in the Tax Materials, to the extent descriptive of (A) the Citrix Group at any time or (B) the SpinCo Group at any time at or prior to the Distribution Effective Time (including, in each case, (x) the business purpose for the Distribution described in the Representation Letters and the other Tax Materials to the extent that they relate to the Citrix Group at any time or the SpinCo Group at any time at or prior to the Effective Time, and (y) the plans, proposals, intentions and policies of the Citrix Group at any time or the SpinCo Group at any time at or prior to the Distribution Effective Time), are, or will be from the time presented or made through and including the Distribution Effective Time (and thereafter as relevant) true, correct and complete in all respects.
(d)    No Contrary Knowledge. Each of Citrix, RMT Parent and SpinCo represents and warrants that it knows of no fact (after due inquiry) that may cause the Tax treatment of any of the Internal Transactions, the Contribution, the Distribution or the Merger to be other than the Tax-Free Status.
(e)    No Contrary Plan. Citrix represents that neither it, nor any of its Subsidiaries, has any plan or intent to take any action which is inconsistent with any statements or representations made in the Tax Materials. RMT Parent represents that neither it, nor any of its Subsidiaries, has any plan or intent to take any action which is inconsistent with any statements or representations made in the RMT Parent Representation Letters. SpinCo represents that neither it, nor any of its Subsidiaries, has any plan or intent to take any action which is inconsistent with any statements or representations made in the SpinCo Representation Letters.
Section 6.02    Restrictions on Members of the SpinCo and LogMeIn Groups.
(a)    The LogMeIn Parties will not, and will not permit any other member of their respective Groups to, take or fail to take, as applicable, any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in the RMT Parent Representation Letters or SpinCo Representation Letters. The LogMeIn Parties will not, and will not permit any other member of their respective Groups to, take or fail to take, as applicable, any action which could reasonably be expected to adversely affect the Tax-Free Status.
(b)    Each of the LogMeIn Parties and each other member of their respective Groups agrees that, from the date on which this Agreement is effective for such Person pursuant to Section 10 of this Agreement until the first Business Day after the two-year anniversary of the Distribution Date:
(i)    SpinCo will continue and cause to be continued the Active Trade or Business of the SpinCo SAG and cause Foreign SpinCo and Internal Domestic SpinCo to continue the Active Trade or Business of the Foreign SpinCo SAG and the Internal Domestic SpinCo SAG, respectively;
(ii)    the LogMeIn Parties will not enter into any Proposed Acquisition Transaction or, to the extent either of the LogMeIn Parties or any other member of their respective Groups has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (A) redeeming rights under a shareholder rights plan, (B) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, (C) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the General Corporation Law of the State of Delaware or any similar corporate statute, any “fair price” or other provision of the charter or bylaws of SpinCo, Foreign SpinCo, Internal Domestic SpinCo or RMT Parent, as applicable, (D) amending its certificate of incorporation to declassify its Board of Directors or approving any such amendment, or otherwise);
(iii)    none of RMT Parent, SpinCo, Foreign SpinCo or Internal Domestic SpinCo will, or will agree to, merge, consolidate or amalgamate with any other Person (except as provided for under the Merger Agreement), unless, in the case of a merger or consolidation, RMT Parent, SpinCo, Foreign SpinCo or Internal Domestic SpinCo is the survivor of the merger, consolidation or amalgamation;
(iv)    SpinCo will not in a single transaction or series of transactions sell or transfer, or permit any other member of the SpinCo Group to sell or transfer, 30% or more of the gross assets of any Active Trade or Business (such percentage to be measured based on fair market value as of the Distribution Date), in each case other than (A) sales or transfers of assets in the ordinary course of business, (B) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (C) any assets transferred to a Person that is disregarded as an entity separate from the transferor for U.S. federal income tax purposes, (D) any mandatory or optional repayment (or pre-payment) of any indebtedness of SpinCo or any member of the SpinCo Group, or (E) any sales or transfers of assets within the SpinCo SAG, the Foreign SpinCo SAG or the Internal Domestic SpinCo SAG;
(v)    the LogMeIn Parties will not redeem or otherwise repurchase (directly or through an Affiliate) any stock, or rights to acquire stock, of RMT Parent, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48);
(vi)    the LogMeIn Parties will not amend, or permit any other member of their respective Groups to amend, its certificate of incorporation (or other organizational documents), or take any other action, whether through a shareholder vote or otherwise, affecting the voting rights of the Capital Stock of SpinCo, Foreign SpinCo, Internal Domestic SpinCo or RMT Parent (including, without limitation, through the conversion of one class of Capital Stock of SpinCo, Foreign SpinCo, Internal Domestic SpinCo or RMT Parent into another class of Capital Stock of SpinCo, Foreign SpinCo, Internal Domestic SpinCo or RMT Parent); and
(vii)    the LogMeIn Parties will not take, or permit any other member of their respective Groups to take, any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the RMT Parent Representation Letters or the SpinCo Representation Letters) which in the aggregate (and taking into account the Merger, and any other transactions described in this subparagraph (c)) would be reasonably likely to have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in either or both of the LogMeIn Parties or would reasonably be expected to result in a failure to preserve the Tax-Free Status;
unless prior to taking any such action set forth in the foregoing clauses (i) through (vi), (A) RMT Parent shall have obtained a ruling from the IRS (“Ruling”) to the effect that a transaction will not affect the Tax-Free Status, and Citrix shall have received such a Ruling in form and substance satisfactory to Citrix in its reasonable discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status, or (B) RMT Parent shall have provided Citrix with an Unqualified Tax Opinion in form and substance satisfactory to Citrix in its reasonable discretion (and in determining whether an opinion is satisfactory, Citrix may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations if used as a basis for the opinion) or (C) Citrix shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion.
Section 6.03    Restrictions on Citrix. Citrix agrees that it will not take or fail to take, or permit any member of the Citrix Group, as the case may be, to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in any Representation Letters or Tax Opinions. Citrix agrees that it will not take or fail to take, or permit any member of the Citrix Group, as the case may be, to take or fail to take, any action which could reasonably be expected to adversely affect the Tax-Free Status.
Section 6.04    Procedures Regarding Opinions and Rulings.
(a)    If RMT Parent notifies Citrix that it or SpinCo desires to take one of the actions described in Section 6.02(b) (a “Notified Action”), Citrix shall cooperate with RMT Parent and use its reasonable best efforts to seek to obtain a Ruling or Unqualified Tax Opinion for the purpose of permitting RMT Parent or SpinCo, as applicable, to take the Notified Action unless Citrix shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion. If such a Ruling is to be sought, Citrix shall apply for such ruling and Citrix and RMT Parent shall jointly control the process of obtaining such Ruling. In no event shall Citrix be required to file any request for a Ruling under this Section 6.04(a) unless RMT Parent represents that (i) it has read such request, and (ii) all information and representations, if any, relating to any member of the LogMeIn Group, contained in such request documents are (subject to any qualifications therein) true, correct and complete. RMT Parent shall reimburse Citrix for all reasonable costs and expenses incurred by the Citrix Group in connection with such cooperation within thirty (30) Business Days after receiving an invoice from Citrix therefor.
(b)    Citrix shall have the right to obtain a Ruling or tax opinion at any time in its sole and absolute discretion. If Citrix determines to obtain a Ruling or tax opinion, the LogMeIn Parties shall (and shall cause their respective Affiliates to) cooperate with Citrix and take any and all actions reasonably requested by Citrix in connection with obtaining the Ruling or tax opinion (including, without limitation, by making any reasonable representation or covenant or providing any materials or information requested by the IRS or any Tax Advisor; provided that the LogMeIn Parties shall not be required to make (or cause any member of the LogMeIn Group to make) any representation or covenant that is untrue or inconsistent with historical facts, or as to future matters or events over which they have no control). Citrix shall reimburse RMT Parent for all reasonable costs and expenses incurred by the LogMeIn Group in connection with such cooperation within thirty (30) Business Days after receiving an invoice from RMT Parent therefor.
(c)    Except as provided in Sections 6.04(a) and (b), following the Distribution Effective Time, neither of the LogMeIn Parties shall, nor shall either of the LogMeIn Parties permit any of their respective Affiliates to, seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the Internal Reorganization, the Contribution, or the Distribution (including the impact of any transaction on the Tax-Free Status of the Internal Transactions, the Contribution or the Distribution) without obtaining Citrix’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.
Section 6.05    Liability for Distribution Taxes and Tax-Related Losses.
(a)    Notwithstanding anything in this Agreement, the Separation Agreement or the Merger Agreement to the contrary (and in each case regardless of whether a Ruling, Unqualified Tax Opinion or waiver described in clause (A), (B) or (C) of Section 6.02(b) may have been provided), the LogMeIn Parties shall be responsible for, and shall indemnify and hold harmless Citrix and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Distribution Taxes and Tax-Related Losses that are attributable to or result from any one or more of the following: (A) the acquisition following the Merger of all or a portion of either or both of the LogMeIn Parties’ stock and/or of the SpinCo Group’s assets by any means whatsoever by any Person, (B) any negotiations, understandings, agreements or arrangements by either or both of the LogMeIn Parties or any other member of their respective Groups with respect to transactions or events (including stock issuances, whether pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events), other than the Merger, that cause the Distribution to be treated as part of a plan (which plan may include the Merger) pursuant to which one or more Persons acquire directly or indirectly stock of either or both of the LogMeIn Parties representing a Fifty-Percent or Greater Interest therein, as applicable, (C) any action or failure to act by either or both of the LogMeIn Parties or any other member of their respective Groups after the Distribution (including any amendment to any such Person’s certificate of incorporation (or other organizational documents), whether through a shareholder vote or otherwise) affecting the voting rights of either or both of the LogMeIn Parties’ stock (including through the conversion of one class of Capital Stock of SpinCo or RMT Parent into another class of Capital Stock of SpinCo or RMT Parent, but not including the composition of the Parent Board (as defined in the Merger Agreement) as contemplated by Section 2.07 of the Merger Agreement), (D) any act or failure to act by either or both of the LogMeIn Parties or any other member of their respective Groups that would affect the Tax-Free Status (regardless whether such act or failure to act may be covered by a Ruling, Unqualified Tax Opinion or waiver described in clause (A), (B) or (C) of Section 6.02(b)), other than entering into the Merger, or (E) any breach or inaccuracy by either or both of the LogMeIn Parties or any other member of their respective Groups of their covenants and representations herein; provided, however, that, notwithstanding the foregoing, in the case of an acquisition described in clause (A) of this Section 6.05(a) that neither of the LogMeIn Parties nor any other member of their respective Groups had the right to prohibit from occurring, the LogMeIn Parties shall be responsible for, and shall indemnify and hold harmless Citrix and its Affiliates and each of their respective officers, directors and employees from and against, only fifty percent (50%), instead of one hundred percent (100%), of any Distribution Taxes and Tax-Related Losses attributable to or resulting from such acquisition.
(b)    RMT Parent shall pay Citrix the amount of any Distribution Taxes for which the LogMeIn Parties are responsible under this Section 6.05 as a result of a Final Determination no later than two (2) Business Days after the date such Distribution Taxes are determined as a result of a Final Determination to be due.
Section 7.    Assistance and Cooperation.
Section 7.01    Assistance and Cooperation.
(a)    The Parties shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Parties and their Affiliates including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to any other Party and its Affiliates reasonably available to such other Party as provided in Section 8 of this Agreement. Each of the Parties shall also make available to any other Party, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Parties or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. The LogMeIn Parties and each other member of their respective Groups shall cooperate with Citrix and take any and all actions reasonably requested by Citrix in connection with obtaining the Tax Opinions (including, without limitation, by making any new representation or covenant, confirming any previously made representation or covenant or providing any materials or information requested by any Tax Advisor; provided that none of SpinCo, RMT Parent or any other member of their respective Groups shall be required to make or confirm any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control).
(b)    Any information or documents provided under this Section 7 shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision of this Agreement, the Separation Agreement or any Ancillary Agreement, (i) neither Citrix nor any Citrix Affiliate shall be required to provide SpinCo, RMT Parent or any of their respective Affiliates or any other Person access to or copies of any information, documents or procedures (including the proceedings of any Tax Contest) other than information, documents or procedures that relate solely to a member of the SpinCo Group or to the SpinCo Business, (ii) neither SpinCo, RMT Parent nor any of their respective Affiliates shall be required to provide Citrix or any Citrix Affiliate or any other Person access to or copies of any information, documents or procedures (including the proceedings of any Tax Contest) other than information, documents or procedures that relate solely to a member of the Citrix Group or to the Citrix Business, (iii) in no event shall Citrix or any Citrix Affiliate be required to provide SpinCo, RMT Parent or any of their respective Affiliates or any other Person access to or copies of any information or documents if such action could reasonably be expected to result in the waiver of any Privilege and (iv) in no event shall SpinCo, RMT Parent or any of their respective Affiliates be required to provide Citrix or any Citrix Affiliate or any other Person access to or copies of any information or documents if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that Citrix determines that the provision of any information or documents to SpinCo, RMT Parent or any of their respective Affiliates, or SpinCo or RMT Parent determines that the provision of any information or documents to Citrix or any Citrix Affiliate, could be commercially detrimental, violate any Law or agreement or waive any Privilege, the Parties shall use reasonable best efforts to permit each other’s compliance with its obligations under this Section 7 in a manner that avoids any such harm or consequence.
Section 7.02    Tax Return Information. Each of Citrix, SpinCo and RMT Parent, and each member of their respective Groups, acknowledges that time is of the essence in relation to any request for information, assistance or cooperation made pursuant to Section 7.01 or this Section 7.02. Each of Citrix, SpinCo and RMT Parent, and each member of their respective Groups, acknowledges that failure to conform to the reasonable deadlines set by the Party making such request could cause irreparable harm. Each Party shall provide to the other Parties information and documents relating to its Group reasonably required by the other Parties to prepare Tax Returns, including any pro forma returns required by the Responsible Party for purposes of preparing such Tax Returns. Any information or documents the Responsible Party requires to prepare such Tax Returns shall be provided in such form as the Responsible Party reasonably requests and at or prior to the time reasonably specified by the Responsible Party so as to enable the Responsible Party to file such Tax Returns on a timely basis.
Section 7.03    Reliance by Citrix. If any member of the LogMeIn Group supplies information to a member of the Citrix Group in connection with a Tax liability and an officer of a member of the Citrix Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Citrix Group identifying the information being so relied upon, the chief financial officer of RMT Parent (or any officer of SpinCo or RMT Parent as designated by the chief financial officer of RMT Parent), shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.
Section 7.04    Reliance by the LogMeIn Parties. If any member of the Citrix Group supplies information to a member of the LogMeIn Group in connection with a Tax liability and an officer of a member of the LogMeIn Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the LogMeIn Group identifying the information being so relied upon, the chief financial officer of Citrix (or any officer of Citrix as designated by the chief financial officer of Citrix) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.
Section 7.05    Internal Transactions. The LogMeIn Parties shall (and shall cause their respective Affiliates to) reasonably cooperate with Citrix and take any and all commercially reasonable actions requested by Citrix to minimize any Taxes otherwise payable by the Citrix Group in connection with the Internal Transactions.
Section 8.    Tax Records.
Section 8.01    Retention of Tax Records. Each of Citrix and SpinCo shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Distribution Periods, and Citrix shall preserve and keep all other Tax Records relating to Taxes of the Citrix and SpinCo Groups for Pre-Distribution Periods, for so long as the contents thereof may be or become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, or (ii) seven (7) years after the Distribution Date (such later date, the “Retention Date”). After the Retention Date, each of Citrix and SpinCo may dispose of such Tax Records upon sixty (60) Business Days’ prior written notice to the other Parties. If, prior to the Retention Date, (a) Citrix or SpinCo reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Section 8 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Parties agree, then such first Party may dispose of such Tax Records upon sixty (60) Business Days’ prior notice to the other Parties. Any notice of an intent to dispose given pursuant to this Section 8.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Parties shall have the opportunity, at their cost and expense, to copy or remove, within such sixty (60) Business Day period, all or any part of such Tax Records. If, at any time prior to the Retention Date, a Party or any of its Affiliates determines to decommission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records, then such program or system may be decommissioned or discontinued upon ninety (90) Business Days’ prior notice to the other Party and the other Party shall have the opportunity, at its cost and expense, to copy, within such ninety (90) Business Day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system.
Section 8.02    Access to Tax Records. The Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession pertaining to (i) in the case of any Tax Return of the Citrix Group, the portion of such return that relates to Taxes for which the SpinCo Group or the LogMeIn Group may be liable pursuant to this Agreement or (ii) in the case of any Tax Return of the SpinCo Group or the LogMeIn Group, the portion of such return that relates to Taxes for which the Citrix Group may be liable pursuant to this Agreement, and shall permit the other Parties and their Affiliates, authorized agents and representatives and any representative of a Tax Authority or other Tax auditor direct access, at the cost and expense of the requesting Party, during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement.
Section 8.03    Preservation of Privilege. The Parties and their respective Affiliates shall not provide access to, copies of, or otherwise disclose to any Person any documentation relating to Taxes existing prior to the Distribution Date to which Privilege may reasonably be asserted without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.
Section 9.    Tax Contests.
Section 9.01    Notice. Each of Citrix, SpinCo and RMT Parent shall provide prompt notice to the other Parties of any written communication from a Tax Authority regarding any pending Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for Tax Periods for which it is indemnified by another Party hereunder or for which it may be required to indemnify another Party hereunder, or otherwise relating to the Tax-Free Status or the Internal Reorganization (including the resolution of any Tax Contest relating thereto). Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified Party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such Party fails to give the indemnifying Party prompt notice of such asserted Tax liability and the indemnifying Party is entitled under this Agreement to contest the asserted Tax liability, then (i) if the indemnifying Party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying Party shall have no obligation to indemnify the indemnified Party for any Taxes arising out of such asserted Tax liability, and (ii) if the indemnifying Party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a material monetary detriment to the indemnifying Party, then any amount which the indemnifying Party is otherwise required to pay the indemnified Party pursuant to this Agreement shall be reduced by the amount of such detriment.
Section 9.02    Control of Tax Contests.
(a)    Citrix Control. Notwithstanding anything in this Agreement to the contrary, Citrix shall have the right to control any Tax Contest with respect to any Tax matters relating to (i) a Joint Return, (ii) any member of the Citrix Group, (iii) any member of the SpinCo Group relating to a Pre-Distribution Period and (iv) Distribution Taxes. Subject to Sections 9.02(c) and (d), Citrix shall have reasonable discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any such Tax Contest relating to a SpinCo Separate Return for a Straddle Period, and absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any other such Tax Contest.
(b)    RMT Parent Control. Except as otherwise provided in this Section 9.02, RMT Parent shall have the right to control any Tax Contest with respect to any member of the SpinCo Group to the extent related solely to any Post-Distribution Period. Subject to Section 9.02(c) and Section 9.02(d), RMT Parent shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any such Tax Contest.
(c)    Settlement Rights. The Controlling Party shall have the sole right to contest, litigate, compromise and settle any Tax Contest without obtaining the prior consent of the Non-Controlling Party; provided, that to the extent any such Tax Contest may give rise to a claim for indemnity by the Controlling Party or its Affiliates against the Non-Controlling Party or its Affiliates under this Agreement, the Controlling Party shall not settle any such Tax Contest without the Non-Controlling Party’s prior written consent (which consent may not be unreasonably withheld, conditioned, or delayed and, in the case of a Tax Contest relating to Distribution Taxes, must take into account the reasonable likelihood of success of such Tax Contest on its merits without regard to the ability of the LogMeIn Parties to pay). Subject to Section 9.02(e), and unless waived by the Parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement: (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Party shall timely provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (iii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; (iv) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest; and (v) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party. In the case of any Tax Contest described in this Section 9, “Controlling Party” means the Party entitled to control the Tax Contest under such Section and “Non-Controlling Party” means (x) Citrix if RMT Parent is the Controlling Party and (y) RMT Parent if Citrix is the Controlling Party.
(d)    Tax Contest Participation. Subject to Section 9.02(e), and unless waived by the Parties in writing, the Controlling Party shall provide the Non-Controlling Party with written notice reasonably in advance of, and the Non-Controlling Party shall have the right to attend, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest pursuant to which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement. The failure of the Controlling Party to provide any notice specified in this Section 9.02(d) to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.
(e)    Citrix Consolidated Federal Income Tax Return. Notwithstanding anything in this Section 9 to the contrary, in the case of a Tax Contest related to a Citrix Federal Consolidated Income Tax Return, the rights of the LogMeIn Parties and their Affiliates under Section 9.02(c) and Section 9.02(d) shall be limited in scope to the portion of such Tax Contest relating to Taxes for which the LogMeIn Parties may reasonably expected to become liable to make any indemnification payment to Citrix under this Agreement.
(f)    Power of Attorney. Each member of the LogMeIn Group shall execute and deliver to Citrix (or such member of the Citrix Group as Citrix shall designate) any power of attorney or other similar document reasonably requested by Citrix (or such designee) in connection with any Tax Contest (as to which Citrix is the Controlling Party) described in this Section 9. Each member of the Citrix Group shall execute and deliver to RMT Parent (or such member of the LogMeIn Group as RMT Parent shall designate) any power of attorney or other similar document requested by RMT Parent (or such designee) in connection with any Tax Contest (as to which RMT Parent is the Controlling Party) described in this Section 9.
Section 10.    Effective Date. Except as expressly set forth in this Agreement, as between Citrix and SpinCo, this Agreement shall become effective upon the consummation of the Distribution, and as between Citrix, SpinCo and RMT Parent, this Agreement shall become effective upon the consummation of the Merger.
Section 11.    Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.
Section 12.    Tax Treatment of Payments.
Section 12.01    General Rule. Except as otherwise required by a change in applicable Tax Law or as otherwise agreed to among the Parties, any payment (other than interest thereon) made by Citrix or any member of the Citrix Group to RMT Parent or any member of the LogMeIn Group, or by RMT Parent or any member of the LogMeIn Group to Citrix or any member of the Citrix Group, pursuant to this Agreement, the Separation Agreement, the Merger Agreement or any Ancillary Agreement that relates to Taxable periods (or portions thereof) ending on or before the Distribution Date shall be treated by the Parties for all Tax purposes as a distribution by SpinCo to Citrix, or a capital contribution from Citrix to SpinCo, as the case may be, occurring immediately before the Distribution; provided, however, that any such payment that is made or received by a Person other than Citrix or SpinCo, as the case may be, shall be treated as if made or received by the payor or the recipient as agent for Citrix or SpinCo, in each case as appropriate; provided further that the treatment described in this Section 12.01 shall apply in each case only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the Treasury Regulations thereunder or Treasury Regulations § 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws). No Party shall take any position inconsistent with the treatment described in the preceding sentence, and in the event that a Tax Authority asserts that a Party’s treatment of a payment pursuant to this Agreement should be other than as set forth in the preceding sentence, such Party shall use its commercially reasonable efforts to contest such challenge.
Section 12.02    Interest. Anything herein to the contrary notwithstanding, to the extent one Party makes a payment of interest to another Party under this Agreement with respect to the period from the date that the Party receiving the interest payment made a payment of Tax to a Tax Authority to the date that the Party making the interest payment reimbursed the Party receiving the interest payment for such Tax payment, the interest payment shall be treated as interest expense to the Party making such payment (deductible to the extent provided by Law) and as interest income by the Party receiving such payment (includible in income to the extent provided by Law). The amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the Party making such payment or increase in Tax to the Party receiving such payment.
Section 13.    Dispute Resolution. Any and all Disputes arising hereunder shall be resolved through the procedures provided in Article VII of the Separation Agreement.
Section 14.    General Provisions.
Section 14.01    Complete Agreement; Construction. The Original Agreement is hereby amended and restated in its entirety in the form of this Agreement. This Agreement, together with the Separation Agreement, the Merger Agreement and the Ancillary Agreements constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof; for the avoidance of doubt, the preceding clause shall apply to all other agreements, whether or not written, in respect of any Tax between or among any member or members of the Citrix Group, on the one hand, and any member or members of the SpinCo Group, on the other hand, which agreements shall be of no further effect between the parties thereto and any rights or obligations existing thereunder shall be fully and finally settled, calculated as of July 26, 2016. Except as expressly set forth in the Separation Agreement, the Merger Agreement or any Ancillary Agreement: (i) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries, to the extent such matters are the subject of this Agreement, shall be governed exclusively by this Agreement; and (ii) for the avoidance of doubt, in the event of any conflict between the Separation Agreement, the Merger Agreement or any Ancillary Agreement, on the one hand, and this Agreement, on the other hand, with respect to such matters, the terms and conditions of this Agreement shall govern.
Section 14.02    Other Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Separation Agreement, the Merger Agreement or the Ancillary Agreements.
Section 14.03    Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in two or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.
Section 14.04    Survival of Agreement. Except as otherwise contemplated by this Agreement or the Separation Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Effective Time and remain in full force and effect in accordance with their applicable terms.
Section 14.05    Expenses. Except as otherwise provided in this Agreement, each party hereto shall be responsible for the fees and expenses of the Parties as provided in Section 9.03 of the Merger Agreement.
Section 14.06    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by a nationally recognized overnight courier service, or by email or facsimile (with a confirmatory copy sent by a nationally recognized overnight courier service) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 14.06):
If to Citrix or, prior to the Distribution Effective Time, SpinCo:

Citrix Systems, Inc.
851 West Cypress Creek Road
Fort Lauderdale, FL 33309
Facsimile:    (954) 267-3101
Attention:    General Counsel

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
500 Boylston Street, 23rd Floor
Boston, Massachusetts 02116
Facsimile:    (617) 573-4822
Attention:    Margaret A. Brown

If to RMT Parent, or to SpinCo after the Distribution Effective Time:

LogMeIn, Inc.
320 Summer Street
Boston, MA 02210
Facsimile:    (781) 437-1820
Attention:    Chief Financial Officer

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
John Hancock Tower
200 Clarendon Street
Boston, MA 02116
Facsimile: (617) 948-6001
Attention:    John H. Chory
    Bradley C. Faris

Any notice to Citrix shall be deemed notice to all members of the Citrix Group, and any notice to SpinCo shall be deemed notice to all members of the SpinCo Group.

Section 14.07    Amendment and Waivers.
(a)    This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, each Party that expressly references the Section of this Agreement to be amended; or (b) by a waiver in accordance with Section 14.07(b).
(a)    Any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties; (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other Parties pursuant to this Agreement; or (c) waive compliance with any of the agreements of the other Parties or conditions to such obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Parties to be bound thereby.  Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder.  Any waiver of any term or condition hereof shall not be construed as a waiver of any subsequent breach or as a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.
Section 14.08    Termination. This Agreement shall terminate without further action at any time before the Distribution Effective Time upon termination of the Merger Agreement. If terminated, no party hereto shall have any Liability of any kind to the other parties or any other Person on account of this Agreement, except as provided in the Merger Agreement.
Section 14.09    Assignment. This Agreement and the rights and obligations hereunder may not be assigned by any Party by operation of Law or otherwise without the express written consent of the other Parties (which consent may be granted or withheld in the sole discretion of the other Parties). Any attempted assignment that is not in accordance with this Section 14.09 shall be null and void.
Section 14.10    Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.
Section 14.11    Payment Terms.
(a)    Except as otherwise expressly provided to the contrary in this Agreement, any amount to be paid or reimbursed by a Party (where applicable, or a member of such Party’s Group) to the other Party (where applicable, or a member of such other Party’s Group) under this Agreement shall be paid or reimbursed hereunder within sixty (60) days after presentation of an invoice or a written demand therefor, in either case setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.
(a)    Except as expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within sixty (60) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Prime Rate, from time to time in effect, plus two percent (2%), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.
(b)    Without the consent of the party receiving any payment under this Agreement specifying otherwise, all payments to be made by either Citrix or SpinCo under this Agreement shall be made in U.S. dollars. Except as expressly provided herein, any amount which is not expressed in U.S. dollars shall be converted into U.S. dollars by using the exchange rate published on Bloomberg at 5:00 pm, Eastern time, on the day before the relevant date, or in The Wall Street Journal on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any Tax indemnity payment required to be made hereunder may be denominated in a currency other than U.S. dollars, the amount of such payment shall be converted into U.S. dollars on the date in which notice of the claim is given to the indemnifying Party.
Section 14.12    Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any Person that becomes a Subsidiary of such Party at or after the Distribution Effective Time, in each case to the extent such Subsidiary remains a Subsidiary of the applicable Party.
Section 14.13    Third Party Beneficiaries. Except as specifically provided herein, this Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to, or shall confer upon, any other Person any right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.
Section 14.14    Governing Law. This Agreement and any Dispute shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof that might lead to the application of laws other than the Laws of the State of Delaware. All Actions that, directly or indirectly, arise out of or relate to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, however, that if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any Delaware state court or United States federal court sitting in the State of Delaware. Consistent with the preceding sentence, each of the Parties hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action brought by any party hereto that, directly or indirectly, arises out of or relates to this Agreement; (b) agrees that service of process in such Action will be validly effected by sending notice in accordance with Section 9.6 of the Separation Agreement; (c) irrevocably waives and releases, and agrees not to assert by way of motion, defense, or otherwise, in or with respect to any such Action, any claim that (i) such Action is not subject to the subject matter jurisdiction of at least one of the above-named courts; (ii) its property is exempt or immune from attachment or execution in the State of Delaware; (iii) such Action is brought in an inconvenient forum; (iv) that the venue of such Action is improper; or (v) this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts; and (d) agrees not to move to transfer any such Action to a court other than any of the above-named courts.
Section 14.15    Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY, DIRECTLY OR INDIRECTLY, ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.15. .
Section 14.16    Specific Performance.
Section 14.17    Severability. If any term or other provision (or part thereof) of this Agreement is declared invalid, illegal or incapable of being enforced by any Governmental Authority, all other terms and provisions (or parts thereof) of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision (or part thereof) is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.
Section 14.18    Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted. Unless the context requires otherwise, the words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.”
Section 14.19    No Duplication; No Double Recovery. Nothing in this Agreement, the Separation Agreement, the Merger Agreement or any Ancillary Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

Section 14.20    No Admission of Liability. The allocation of Assets and Liabilities herein is solely for the purpose of allocating such Assets and Liabilities between Citrix and SpinCo and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à-vis any Third Party, including with respect to the Liabilities of any non-wholly owned subsidiary of Citrix or SpinCo.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.
CITRIX SYSTEMS, INC.

By:    /s/ David J. Henshall
Name:    David J. Henshall
Title:    Executive Vice President,
Chief     Operating Officer and Chief Financial
Officer

GETGO, INC.

By:    /s/ Antonio G. Gomes
Name:    Antonio G. Gomes
Title:    Secretary
LOGMEIN, INC.

By:    /s/ William R. Wagner
Name:    William R. Wagner
Title:    President and Chief Executive Officer

Signature Page to Amended & Restated Tax Matters Agreement